Exhibit 99.2

Genesis Energy, L.P. Prices Secondary Offering by Selling Unitholders

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL — News) today announced the pricing of an underwritten secondary public offering of 2,250,000 common units representing limited partner interests by certain of its unitholders, including affiliates of Quintana Capital Group II, L.P., EIV Capital Fund LP and certain members of the Davison family. The offering was priced at $27.79 per common unit. The underwriters have been granted a 30-day option to purchase up to 337,500 additional common units from the selling unitholders. Genesis will not receive any of the proceeds from the common units sold by the selling unitholders and the number of outstanding common units will remain unchanged.

Barclays Capital Inc. is acting as sole book-running manager for the common units offering. Stifel Nicolaus & Company, Incorporated is acting as a co-manager. The offering is expected to settle and close January 27, 2012, subject to customary closing conditions.

Copies of the final prospectus supplement and accompanying base prospectuses relating to this offering, when available, may be obtained by contacting Barclays Capital Inc. by mail at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 888-603-5847, or by e-mail: barclaysprospectus@broadridge.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectuses, each of which is part of one or both of our effective shelf registration statements.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding the successful closing of the offering. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer